Exhibit 99.1

First Financial Corporation to Acquire Freestar Bank

Date:	October 11, 2011

Contacts:
First Financial:	Norman L. Lowery, Vice Chairman and CEO — (812) 238-6487
Freestar Bank:	P. David Kuhl, President and CEO — (217) 352-6700

TERRE HAUTE, INDIANA and PONTIAC, ILLINOIS — First Financial Corporation (NASDAQ: THFF) and PNB Holding Co., the owner of all of the stock of Freestar Bank of Pontiac, Illinois, jointly announced today the execution of a definitive agreement under which First Financial will acquire all of the stock of Freestar Bank and assume certain liabilities of PNB Holding Co.

Freestar Bank has assets of approximately $400 million and 13 offices located in east-central Illinois in the communities of Bloomington, Champaign, Urbana, Pontiac, Downs, Mahomet and Gridley.

First Financial Corporation, headquartered in Terre Haute, Indiana, has consolidated assets of approximately $2.5 billion. First Financial Bank, with assets of approximately $2.4 billion, operates 51 banking centers in east-central Illinois and west-central Indiana and more than 100 FirstPlus ATMs.

“This agreement with PNB is exciting for our company. The Freestar organization provides us with an excellent opportunity to leverage our already strong presence in Illinois and allows Freestar’s customers to continue to bank with a community-focused financial institution.  We look forward to continuing Freestar’s commitment to its customers and the communities it serves,” commented First Financial Corporation’s Vice Chairman and CEO Norm Lowery.

Dave Kuhl, Chairman, President and CEO of Freestar Bank, added, “We are pleased for our customers, employees, shareholders and the communities we serve. Like Freestar, First Financial is committed to the agricultural community. We believe their culture, products and community involvement will allow our customers to continue to enjoy a great relationship with a strong community-focused financial organization.”

The acquisition agreement was approved by the boards of both companies.  Under the terms of the acquisition agreement, First Financial Corporation will pay PNB Holding cash in the amount of $47 million and assume liabilities of PNB Holding Co. totaling approximately $8.2 million.  The transaction value may change due to fluctuations in the tangible book value of PNB Holding, determined as of the time of closing to the effective date of the transaction. If PNB Holding’s tangible book value is less than $28,431,000, the purchase price will decrease by an amount equal to 1.657 times the difference between PNB Holding’s tangible book value and $28,431,000. If PNB Holding’s tangible book value is greater than $28,987,000, the purchase price will increase by an amount equal to 1.657 times the difference between PNB Holding’s tangible book value and $28,987,000.

The transaction is expected to close by December 31, 2011, and is subject to approval by regulatory authorities, PNB Holding’s shareholders and the satisfaction of the closing conditions provided in the acquisition agreement.  First Financial Corporation anticipates that it will merge Freestar Bank into First Financial Bank soon after the closing of the transaction.

First Financial Corporation was advised by the law firm of Krieg DeVault LLP.  PNB Holding was advised by the investment banking firm of Raymond James & Associates, Inc., and the law firm of Barack Ferrazzano Kirschbaum & Nagelberg, LLP.

About First Financial Corporation

First Financial Corporation is a financial services company headquartered in Terre Haute, Indiana. It offers a wide variety of financial services including commercial, mortgage and consumer lending, lease financing, trust account services, depositor services and insurance services through its three subsidiaries, First Financial Bank, N.A., The Morris Plan Company of Terre Haute, and Forrest Sherer, Inc. First Financial Corporation provides the largest financial services delivery system in its service area, with 52 banking centers in east-central Illinois and west-central Indiana, multiple insurance offices and more than 100 FirstPlus ATMs. Forrest Sherer Inc. is a premier regional supplier of insurance, surety and other financial products. The agency has representation agreements with more than 40 regional and national insurers to market their products of property and casualty insurance, surety bonds, employee benefit plans, life insurance and annuities. The Morris Plan Company of Terre Haute, Inc. is an industrial thrift, offering loans to consumers, savings accounts and certificates of deposit.

For more information and financial data, please visit the Investor Relations section of the company’s website at www.first-online.com.

About Freestar Bank

Freestar Bank, headquartered in Pontiac, Illinois, is a national banking association. Freestar Bank was established in Pontiac in 1934, and offers a full range of commercial, personal and electronic banking products.

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Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of First Financial Corporation’s and Freestar Bank’s financial condition, results of operations, asset and credit quality trends, profitability and statements about the expected timing, completion, financial benefits and other effects of the proposed merger.  Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements.  Factors that might cause such a difference include, but are not limited to; expected cost savings, synergies and other financial benefits from the proposed merger might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the proposed merger might not be obtained; market, economic, operational, liquidity, credit and interest rate risks associated with First Financial Corporation’s and Freestar Bank’s businesses, competition, government legislation and policies, the ability of First Financial Corporation and Freestar Bank to execute its business plan, including acquisition plans, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of either First Financial Corporation’s or Freestar Bank’s internal controls, failure or disruption of information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in First Financial Corporation’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and neither First Financial Corporation, PNB Holdings Co. or Freestar Bank undertakes an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.